Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis
Three Months Ended June 2018 vs. June 2017

Dollars	Description

$0.05	Weather

0.01	Other Operating Revenues

(0.02)	Non-Fuel O&M

0.01	Purchased Power Capacity Expense

(0.02)	Depreciation and Amortization

0.01	Dividends on Preferred and Preference Stock

0.05	Impacts of Tax Reform (Ongoing Basis), Net of Amounts to be Returned to Customers

(0.01)	Income Taxes, Excluding Tax Reform

$0.08	Total Traditional Electric Operating Companies

0.03	Southern Power

0.01	Southern Company Gas

(0.04)	Parent and Other

(0.01)	Increase in Shares

$0.07	Total Change in EPS (Excluding Items)

1.31	Estimated Loss on Plants Under Construction[1]

(0.17)	Acquisition, Disposition, and Integration Impacts[2]

0.02	Litigation Settlement[3]

$1.23	Total Change in EPS (As Reported)

- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis
Three Months Ended June 2018 vs. June 2017
Notes

(1) Earnings for the three months ended June 30, 2017 include charges related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC). Earnings for the three months ended June 30, 2018 include a $1.1 billion charge ($0.8 billion after tax) for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. All of these charges significantly impacted the presentation of earnings and earnings per share. Additional pre-tax cancellation costs of up to $25 million for Mississippi Power Company's Kemper IGCC are expected to occur during the remainder of 2018 and 2019. Further charges for Georgia Power Company's Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges is uncertain.

Earnings for the three months ended June 30, 2017 include allowance for funds used during construction (AFUDC) equity as a result of extending the Kemper IGCC construction schedule beyond November 30, 2016, as assumed when Southern Company issued its 2017 guidance. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to guidance. Management also used such measures to evaluate Southern Company's 2017 performance. AFUDC equity ceased in connection with the project's suspension in June 2017.

(2) Earnings for the three months ended June 30, 2018 and 2017 include costs related to the acquisition and integration of Southern Company Gas and earnings for the three months ended June 30, 2018 include costs related to (a) the dispositions of Elizabethtown Gas, Elkton Gas, Pivotal Home Solutions, and Florida City Gas and (b) the pending dispositions of Gulf Power Company and Southern Power Company’s ownership interests in Plants Oleander and Stanton. The costs associated with the Pivotal Home Solutions transaction include a net loss of $76 million, which included $40 million of income tax expense in the second quarter 2018. The costs associated with the Southern Power Company plants disposition include a pre-tax impairment charge of $119 million, partially offset by a reduction in depreciation as a result of ceasing depreciation upon meeting the held-for-sale accounting criteria. Further costs are expected to continue to occur prior to the expected closings of the pending dispositions in the first half of 2019; however, the amount of such expenditures is uncertain. Further costs are also expected to continue to occur in connection with the integration of Southern Company Gas; however, the amount and duration of such expenditures is uncertain.

(3) Earnings for the three months ended June 30, 2018 include the settlement proceeds of Mississippi Power Company's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico. Further proceeds are not expected.